                                                      NEWS RELEASE


Contact:  Paul S. Feeley                              For Release: Immediately
          Senior Vice President, Treasurer &
            Chief Financial Officer
          (617) 628-4000

                             CENTRAL BANCORP REPORTS
         EARNINGS FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2007

         SOMERVILLE, MASSACHUSETTS, February 6, 2008 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended December 31, 2007 increased to $656,000, or $0.48 per diluted share, from net income of $514,000, or $0.35 per diluted share, for the comparable prior year quarter. The Company's earnings for the nine months ended December 31, 2007 improved to $1.3 million, or $0.99 per diluted share, from $978,000, or $.67 per diluted share, for the corresponding period in 2006.

         The increase in net income for the December 2007 quarter primarily resulted from a $228,000 increase in net gains from the sales of investment securities, which was offset partially by a $163,000 decline in net interest and dividend income. The lower net interest and dividend income continued to reflect the strong local competition for deposits and loans in the Company's market area and the effect of non-accrual loans.

         The net interest rate spread and the net interest margin declined from 2.16% and 2.66%, respectively, for the quarter ended December 31, 2006 to 2.11% and 2.58%, respectively, for the 2007 comparable period. The cost of funds decreased by 8 basis points as some high-cost certificates of deposit were replaced with more cost-effective Federal Home Loan Bank (FHLB) borrowings and lower-costing deposits. The average balance of certificates of deposit totaled $181.1 million during the quarter ended December 31, 2007, compared to $222.1 million for the same period in 2006, a decline of $41.0 million. The average balance of FHLB borrowings totaled $138.7 million during the quarter ended December 31, 2007,

Central Bancorp, Inc.
Page 2 of 5


compared to $123.8 million for the same period in 2006, an increase of $14.9 million. Additionally, the average balance of lower-costing non-maturity deposits increased by $17.3 million to $139.6 million for the quarter ended December 31, 2007, as compared to an average balance of $122.3 million during the same period of 2006. The yield on interest-earning assets declined by 12 basis points primarily due to foregone interest income on non-accrual loans, which totaled $131,000.

         There were no provisions for loan losses for the quarters ended December 31, 2007 and 2006. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during both periods.

         Pre-tax income of $903,000 for the quarter ended December 31, 2007 was $118,000 higher than pre-tax income of $785,000 for the same period in 2006. However, the effective tax rate was reduced because of tax-advantaged transactions during the quarter which resulted in a $24,000 reduction in the provision for income taxes. This expense amounted to $247,000 for the quarter ended December 31, 2007 compared to $271,000 for the same period of 2006.

         The improved net income for the nine months ended December 31, 2007 primarily resulted from a $705,000 decrease in non-interest expenses, mostly attributable to a $624,000 decrease in employee costs and marketing; a $350,000 decrease in the provision for loan losses, mainly attributable to the $300,000 negative provision recorded in the September 2007 quarter that reflected our loan-loss experience and trends in the various categories of the Company's loans; a $288,000 increase in net gains on sales of investment securities; and a $59,000 increase in gains on sales of loans. These improvements were partially offset by a $1.0 million decline in net interest and dividend income primarily as a result of the increased cost of funds and the impact of non-accrual loans.

Central Bancorp, Inc.
Page 3 of 5


         The net interest rate spread and the net interest margin declined from 2.29% and 2.74%, respectively, for the nine months ended December 31, 2006 to 2.01% and 2.48%, respectively, for the 2007 comparable period. The cost of funds increased by 21 basis points primarily due to increases in the average rates paid on money market deposit accounts and certificates of deposit, which were 3.79% and 4.40%, respectively, for the nine months ended December 31, 2007, compared to 2.01% and 4.29%, respectively, for the same period in 2006. The yield on interest-earning assets declined by 7 basis points primarily due to foregone interest income on non-accrual loans, which totaled $369,000 for the nine months ended December 31, 2007.

         The provision for income taxes for the nine months ended December 31, 2007 rose to $610,000, compared to the $515,000 provision for the nine months ended December 31, 2006, reflecting the higher pre-tax income reported in the 2007 period, partially offset by the lower effective tax rate that resulted from tax-advantaged transactions that occurred during the quarter ended December 31, 2007.

         Total assets were $554.7 million at December 31, 2007 and $566.1 million at March 31, 2007. During the nine months ended December 31, 2007, short-term investments decreased by $12.6 million and investment securities decreased by $10.8 million as a result of the redeployment of these funds to offset the impact of a deposit decline of $33.7 million during this period. Deposits decreased from $388.6 million at March 31, 2007 to $354.9 million at December 31, 2007. Deposits declined primarily because of continuing strong competition for deposits in our market area, particularly with respect to certificates of deposit, which declined $38.8 million from $217.9 million at March 31, 2007 to $179.1 million at December 31, 2007. The decrease in certificates of deposit is primarily the result of the Bank's strategy to discontinue advertising premium rates on certificates of deposit, realizing a savings in marketing expense, and to instead utilize more cost-effective FHLB advances as a funding source. FHLB advances increased to $145.8 million at December 31, 2007 from $125.0 million at March 31, 2007. Total loans increased by $6.7 million, including increases in commercial real estate loans of $9.4 million and commercial and industrial loans of $7.2 million, which were partially offset by decreases in construction loans of $5.9 million and residential loans of $3.7 million.

Central Bancorp, Inc.
Page 4 of 5


         Senior management continued to give high priority to monitoring the Company's asset quality during the three and nine months ended December 31, 2007. At December 31, 2007, non-performing loans totaled $9.3 million as compared to $300,000 at the same date in 2006. While bankruptcy filings have extended the time to resolve some non-performing assets, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. The level of non-performing assets, which represented 1.67% of total assets at December 31, 2007, is virtually unchanged from September 30, 2007. Management believes that there are adequate reserves and collateral securing these loans to cover losses that may result from non-performing loans.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)


--------------------------------------------------------------------------------
         THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 5 of 5

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     Quarter Ended           Nine Months Ended
                                      December 31,              December 31,
                                 -----------------------------------------------
                                    2007        2006        2007          2006
                                 -----------------------------------------------
                                      (Unaudited)              (Unaudited)

Net interest and dividend income   $ 3,457    $ 3,620     $ 10,050     $ 11,080
Provision for loan losses                0          0         (300)          50
Net gain from sales of investment
  securities                           359        131          647          359
Gains on sales of loans                 41          0          118           59
Other non-interest income              386        344        1,080          989
Non-interest expenses                3,340      3,310       10,239       10,944
                                   -------    -------     --------     --------
  Income before taxes                  903        785        1,956        1,493
Provision for income taxes             247        271          610          515
                                   -------    -------     --------     --------
  Net income                       $   656    $   514     $  1,346     $    978
                                   =======    =======     ========     ========
Earnings per share:
  Basic                            $   .48    $   .36     $   1.00     $    .68
                                   =======    =======     ========     ========
  Diluted                          $   .48    $   .35     $    .99     $    .67
                                   =======    =======     ========     ========
Weighted average number of
  shares outstanding:
  Basic                              1,354      1,448        1,347        1,445
                                   =======    =======     ========     ========
  Diluted                            1,358      1,463        1,354        1,459
                                   =======    =======     ========     ========
Outstanding shares, end of period    1,640      1,640        1,640        1,640
                                   =======    =======     ========     ========

                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         December 31,    March 31,
                                             2007          2007
                                        ---------------------------
                                                (Unaudited)

Total assets                            $ 554,671       $ 566,140
Short-term investments                      1,893          14,470
Total investments                          63,882          74,705
Total loans (1)                           467,820         461,117
Allowance for loan losses                   3,379           3,881
Deposits                                  354,867         388,573
Borrowings                                146,243         125,712
Subordinated debenture                     11,341          11,341
Stockholders' equity                       39,177          37,702
Book value per share                        23.89           22.99
Equity to assets                             7.06%           6.66%
Non-performing assets to total assets        1.67            0.06

--------------------------
(1)  Includes loans held for sale of $0 and $575 at December
     31, (2007) and March 31, 2007, respectively.


                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     Quarter Ended           Nine Months Ended
                                      December 31,             December 31,
                                ------------------------------------------------
                                   2007        2006         2007         2006
                                ------------------------------------------------
                                      (Unaudited)              (Unaudited)

Return on average assets            0.48%      0.37%        0.32%        0.24%
Return on average equity            6.76       5.09         4.67         3.26
Interest rate spread                2.11       2.16         2.01         2.29
Net interest margin                 2.58       2.66         2.48         2.74